Factory Outlet Centers, Inc.

TANGER FACTORY OUTLET CENTERS, INC.
Exhibit 99.1
News Release

SENIOR VICE PRESIDENT KEVIN M. DILLON LEAVES TANGER TO PURSUE OUTSIDE PERSONAL INTERESTS

GREENSBORO, NC, January 5, 2011, Tanger Factory Outlet Centers, Inc. (NYSE:SKT), announced today that it has accepted the resignation of Kevin M. Dillon, Senior Vice President of Construction and Development. Mr. Dillon will provide an orderly transition of his duties through April 5, 2011, when he will leave the company to pursue outside interests in education and philanthropy.

“Kevin has been a right hand to me and the Construction and Development team at Tanger and he will be missed,” remarked Steven B. Tanger, President and Chief Executive Officer for Tanger Factory Outlet Centers, Inc. “His keen abilities in site selection, development and construction have provided us with distinctive Tanger Outlet Center shopping center developments for nearly two decades. We wish him well in his new endeavors.”

Mr. Dillon joined Tanger in 1993 as Construction Manager and worked his way up the ranks to his current position of Senior Vice President of Construction and Development over the course of 18 years. Tanger is currently conducting a nationwide search for candidates to fill this position.

Tanger Factory Outlet Centers, Inc., (NYSE:SKT) is a publicly traded REIT headquartered in Greensboro, North Carolina that operates and owns, or has ownership interests in, a portfolio of 33 upscale outlet shopping centers in 22 states coast-to-coast, totaling approximately 10.2 million square feet, leased to over 2,100 stores that are operated by more than 375 different brand name companies. More than 160 million shoppers visit Tanger Outlet Centers annually. For more information on Tanger Outlet Centers, call 1-800-4-TANGER or visit our website at www.tangeroutlet.com.

Contact: Frank C. Marchisello, Jr.
Executive Vice President and CFO
(336) 834-6834
Mona J. Walsh
Assistant Vice President, Corporate Communications
(336) 856-6021
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